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EXECUTIVE EMPLOYMENT CONTRACT	CONTRATTO DI LAVORO PER DIRIGENTE
between	tra
Sorin Group Italia S.r.l.	**Sorin Group Italia S.r.l.**
- hereinafter referred to as "*the Company*" -	- di seguito indicato come "*la Società*" -
and	e
Marco Dolci	**Marco Dolci**
- hereinafter referred to as "*the Executive*" -	- di seguito indicata come "*il Dirigente*" -
PREAMBLE	**PREMESSE**
This contract, entered into on 22/03/2017 in Milan (Italy), which will take effect between the parties as of 20/04/2017 (the "**Start Date**"), is governed by the rules of the law and the Collective Bargaining Agreement for Executives of the Industry Sector and sets out all the terms and the conditions of the employment contract between the parties.	Il presente contratto, sottoscritto il 22/03/2017 a Milano (Italia), che avrà effetto tra le parti a partire dal 20/04/2017 ("**Data di Inizio**"), è regolato dalle disposizioni di legge e dal Contratto Collettivo del Lavoro relativo ai Dirigenti del Settore Industria e stabilisce i termini e le condizioni del contratto di lavoro in vigore tra le parti.
1. JOB DESCRIPTION	**1. QUALIFICA E MANSIONI**
Mr. Marco Dolci will be hired as «Dirigente» of the Company, with the role of President, Europe. In accordance with Article 2103 of the Italian Civil Code, the Company will maintain the right to assign the Executive tasks that differ from those mentioned in paragraph 1 according to the level of professionalism acquired.	Il Sig. Marco Dolci verrà assunto con la qualifica di Dirigente della Società e gli saranno affidate le mansioni di President, Europe. Conformemente a quanto previsto dall'art. 2103 c.c., la Società manterrà il diritto di assegnare al Dirigente mansioni diverse da quelle di cui al paragrafo 1 nel rispetto della professionalità acquisita.
2. PLACE OF WORK	**2. SEDE DI LAVORO**
The place of work is Milan (Italy). However, the Company has the right to move the Executive, according to article 2103 of the Italian Civil Code. According to the needs of the Company, the Executive will travel both in Italy and abroad for business purposes.	La sede di lavoro è Milano (Italia). In ogni caso, la Società ha il diritto di assegnare il Dirigente ad una diversa sede, ai sensi dell'articolo 2103 del codice civile. Secondo le esigenze della Società e ai fini dell'attività della medesima, il Dirigente si sposterà sia in Italia sia all'estero per lo svolgimento delle sue mansioni.

WD.

3. DUTIES OF THE EXECUTIVE

The Executive must behave in an appropriate manner for the duties inherent in the exercise of the function assigned to his.

In compliance with the duty of loyalty provided by art. 2105 of the Italian Civil Code, the Executive is forbidden from conducting himself in a way which may, through its nature or through its possible consequences, result in a situation in contrast with the duties connected to his position within the Company and which may give rise to a conflict of interest.

The Executive is forbidden from entering into any employment contract or any other type of contract such as, only by way of example and not exhaustive, self-employment, consultancy, collaboration, profit sharing or any other sort, even if not in competition with the Company.

The Executive hereby declares and guarantees that he is not subject to any legal or contractual restriction which can limit or exclude his ability to perform his obligations under this contract.

Without prejudice to the foregoing generality, the Executive:

(a) shall (unless prevented by ill health or other incapacity) devote the whole of his time and attention to his employment hereunder during normal business hours and during such further time as the Company shall reasonably require;

(b) shall comply with and conform to the lawful orders or directions from time to time given or made by the Company, shall serve the Company well and faithfully to the best of his knowledge, power and ability and shall use his best endeavours to promote the business and interests of the Company;

(c) shall not make any agreements, accept orders, or give assistance to any present or potential customer or client, suppliers or contractors, for any purpose other than for the legitimate

3. DOVERI DEL DIRIGENTE

Il Dirigente deve tenere un comportamento adeguato ai doveri inerenti all'esercizio delle funzioni ad esso attribuite.

In conformità al dovere di fedeltà stabilito ai sensi dell'articolo 2105 del codice civile, il Dirigente non potrà assumere condotte tali, per loro natura o per le possibili conseguenze, da dare luogo a violazioni dei doveri collegati alla posizione del Dirigente medesimo all'interno della Società e ad ipotesi di conflitto di interesse.

Al Dirigente è vietata la sottoscrizione di contratti di lavoro o altro tipo di accordo, quali, a titolo esemplificativo e non esaustivo, di lavoro autonomo, consulenza, collaborazione, condivisione degli utili o qualsiasi altro tipo, anche se non in concorrenza con la Società.

Il Dirigente con il presente contratto dichiara e garantisce di non essere soggetto ad alcun vincolo legale o contrattuale che possa escluderne o limitarne la capacità di adempiere ai propri obblighi derivanti dal presente contratto.

Fatte salve le disposizioni di carattere generale che precedono, il Dirigente:

(a) dedicherà (ove non impedito da malattia o altra causa di incapacità) tutto il proprio tempo e attenzione al proprio lavoro, in forza del presente contratto, nel corso dell'ordinario orario lavorativo e il tempo ulteriore che la Società possa ragionevolmente esigere;

(b) rispetterà e si atterrà agli ordini o indicazioni legittime di volta in volta date o individuate dalla Società, assolverà le proprie prestazioni in favore della Società con diligenza e lealtà al meglio delle proprie conoscenze, dei propri poteri e abilità e si adopererà al meglio al fine di promuovere l'attività e gli interessi della Società;

(c) non concluderà accordi con, accetterà ordini da, ovvero presterà assistenza ad alcun cliente, fornitore o contraente, attuali o potenziali, a

business interest of the Company, its parent or any other associated or subsidiary Companies.	scopo diverso dal perseguimento dei legittimi interessi commerciali della Società e di qualsiasi altra sua società controllante, controllata o collegata.
4. REMUNERATION	**4. RETRIBUZIONE**
As salary and compensation for all of his obligations provided for by this contract the Executive will receive a total gross annual remuneration equal to EUR 310,000.00 paid in 13 instalments. The salary as provided in this clause, has been determined in consideration of the nature of the particular features of the employment contract and as a special condition in favour of the Executive. The remuneration is of a comprehensive nature and it is paid also in anticipation of any eventual salary increase, which could derive from any source, and substitutes and excludes any other payments, any items or entitlements of a remunerative nature, however named, even of a retrospective nature, foreseen by the collective bargaining agreement even at company level and the Law.	Quale retribuzione complessiva per ogni attività svolta e come corrispettivo di ogni obbligazione, la Società corrisponderà al Dirigente la somma lorda annuale di Euro 310,000.00 pagabile in 13 mensilità. Il trattamento economico di cui alla presente clausola ha carattere complessivo e viene corrisposto a titolo di anticipazione di ogni eventuale miglioramento che possa derivare da qualunque fonte e sostituisce ogni diverso trattamento, voce od istituto di carattere retributivo o reintegratorio. Esso assorbe, fino a concorrenza, ogni aumento retributivo comunque disposto in prosieguo, anche se attuato mediante particolari istituti comunque denominati ed anche se con effetto retroattivo, da parte della contrattazione collettiva, anche aziendale, e dalla legge.
5. BONUS	**5. BONUS**
In addition to the remuneration set out in clause 4, the Executive may receive a bonus according to the terms and conditions set forth by the parties. The Executive will be included in a bonus plan that foresees the payment of a bonus on condition that the company and individual objectives are achieved. The gross target bonus equals 50% of the Executives annual base salary. The bonus, which will be paid to the Executive only if all of the indicated targets are fully reached, will not oblige the Company in case the indicated targets are evaluated not to be reached; an essential condition for the payment of the bonus will be that on the date decided for the payment the working relationship will	In aggiunta alla retribuzione di cui all'articolo 4, il Dirigente potra' ricevere un bonus ai sensi dei termini e delle condizioni previste dalle parti. Il Dirigente sara' inserito in un sistema di incentivazione che prevede l'erogazione di un premio variabile in funzione del raggiungimento dei risultati aziendali ed individuali. Per il conseguimento del livello target di risultato atteso, sarà riconosciuto al Dirigente un premio annuo lordo pari al **50%** della sua retribuzione annua lorda. Il bonus, che verrà riconosciuto al Dirigente solo in caso di raggiungimento degli obbiettivi indicati, non darà luogo ad alcuna obbligazione di pagamento da parte della Società nel caso in cui, a suo esclusivo ed insindacabile giudizio, i risultati non coincidano

still be in force and that there had not been a discontinuance for any given reason. In case of early termination of the employment, the Executive will not be entitled to a pro-quota payment of the bonus.	con quelli previsti; condizione essenziale per la sua corresponsione sarà inoltre che alla data prevista per il pagamento il rapporto di lavoro sia ancora in essere e non sia intervenuto un recesso da qualunque causa determinato. In caso di anticipata cessazione del rapporto di lavoro, il Dirigente non avrà diritto ad alcun pagamento *pro quota* del bonus.
The bonus will not be relevant for any indirect salary item, with the only exception of the TFR under section. 2120 of the Italian Civil Code, as in its determination the Company will take into account also this aspect.	Resta inteso che gli eventuali importi che dovessero essere corrisposti a tale titolo al Dirigente, non saranno utili per la determinazione di alcun istituto retributivo indiretto con la sola eccezione del trattamento di fine rapporto ex art. 2120 cod. civ., poiché nella loro quantificazione già si terrà conto di tale incidenza.
Furthermore, the Executive will receive a one off lump sum payment of Euro 90,000.00 gross that will be paid within 60 days of the Executive's start date.	Inoltre, il Dirigente ricevera' un pagamento una tantum pari a Euro 90,000.00 lordi che verra' pagato entro 60 gg dalla data d'inizio del rapporto di lavoro.
6. DURATION AND WITHDRAWAL	**6. DURATA E RECESSO**
This contract is open ended.	Il presente contratto è a tempo indeterminato.
In the case of an ordinary withdrawal, the withdrawing party must communicate the withdrawal to the other party in writing, giving notice according to the collective agreement applied. No notice will be due in case of withdrawal for just cause.	Nel caso di recesso ordinario, la parte recedente dovrà comunicare la volontà di recedere alla controparte in forma scritta, dando preavviso in conformità al contratto collettivo applicabile. Alcun preavviso sarà dovuto in caso di recesso per giusta causa.
If a party withdraws from the employment contract without observing the terms of the notice period, such party must pay the other party an indemnity determined under art. 2121 of the Italian Civil Code and under the collective agreement applied.	Nel caso di recesso unilaterale dal contratto di lavoro, senza che siano rispettati i termini di preavviso, tale parte recedente dovrà corrispondere all'altra parte un'indennità determinata ai sensi dell'articolo 2121 del codice civile nonché del contratto collettivo applicabile.
At the end of his employment, or at most within three days from the same date, the Executive has to immediately deliver to the Company all the documents, also digital, any software, electronic equipment, keys, credit cards and all other	Al termine del proprio lavoro, ovvero entro tre giorni dalla medesima data, il Dirigente è tenuto ad inviare immediatamente alla Società tutti i documenti, anche in formato digitale, qualsiasi software, dispositivo elettronico, chiave, carta di credito, ed

belongings of the Company. In any case all the tools mentioned above cannot be used after the withdrawal from the contract without the written consent of the Company.	ogni altra proprietà della Società. In ogni caso, gli strumenti predetti non potranno essere utilizzati a seguito del recesso dal contratto, in assenza del consenso scritto della Società.
7. WORKING TIME Taking into account the particular type of work carried out and the responsibility of the Executive, he will not be subject to any working time limit according to art. 17, point 5, a) of Legislative Decree no. 66 of 8 April 2003.	**7. ORARIO DI LAVORO** In considerazione del peculiare tipo di lavoro svolto e delle responsabilità del Dirigente, lo stesso non sarà soggetto ad alcun limite di orario lavorativo, in conformità a quanto previsto dall'articolo 17, comma 5, a) del Decreto Legislativo 8 Aprile 2003, no. 66.
8. CONFIDENTIALITY The Executive undertakes that, during his employment and/or after termination of service, without the prior written consent of the Company, he will not: • divulge to any person whomever and shall use his best endeavours to prevent the unauthorized disclosure of any trade secrets or information as to the practice, business, dealings or affairs of the Company or of any other company of the same group, their shareholders, customers or clients or any other matters which come to his knowledge by reason of his employment; • use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or to any other company of the same group or their business or may be likely to do so; • copy or reproduce in any form or by or on any media or device or allow others access to or to copy or reproduce recorded information whether or not in documentary form containing or referring to "Confidential Information". By way of example (not exhaustive), "Confidential Information" means lists of the Company's or any company of the same group's actual or potential	**8. RISERVATEZZA** Il Dirigente si impegna, nel corso del rapporto di lavoro e/o in seguito alla cessazione dell'incarico, in assenza del previo consenso scritto della Societa', a non: • divulgare ad alcun soggetto e ad adoperarsi al meglio al fine di impedire la divulgazione non autorizzata di qualsiasi informazione sensibile di natura commerciale od altra informazione relativa all'attività, ai rapporti commerciali ovvero agli affari della Società o di qualsiasi altra società del medesimo gruppo, ai loro soci, clienti, ovvero qualsiasi altra questione di cui possa venire a conoscenza in ragione del proprio incarico; • utilizzare o tentare di utilizzare tali informazioni in qualunque modo possa, o vi sia probabilità che possa, pregiudicare o comportare perdite, direttamente o indirettamente, per la Società o per qualsiasi altra società del medesimo gruppo o per le rispettive attività; • fare copia o riprodurre in qualunque forma o mediante qualunque mezzo o dispositivo ovvero consentire ad altri di accedere, fare copia o riprodurre le informazioni archiviate, in forma documentale o meno, contenenti o relative a "Informazioni Riservate". A titolo esemplificativo (ma non esaustivo) per "Informazioni Riservate" si intendono i dati relativi a clienti attuali o potenziali della Società o di

clients; details of relationships or arrangements with or knowledge of the requirements of the Company's or any company of the same group's actual or potential clients; details of the Company's or any company of the same group's business methods, finances, prices or pricing strategy, marketing or development plans or strategies; details of any tenders, pitches or presentations proposed or made by the Company or any company of the same group; personal information about any of the Company's or any company of the same group's directors or employees; information divulged to the Company or any company of the same group by a third party in confidence; and any information relating to the Company or any company of the same group or client in question reasonably considers to be confidential. Confidential information does not include data which are generally known or easily accessible by the public, unless it is generally known or easily accessible by the public because of a breach of the Executive's obligations.

All documents containing or referring to Confidential Information that are under the control of or in the possession of the Executive at any time are and shall at all times remain the absolute property of the Company, and the Executive undertakes, both during his employment and afterwards:

- to exercise due care and diligence to avoid unauthorised publication, disclosure or use of the confidential information and any documents containing or referring to it;
- to deliver all confidential information (including all copies of all documents whether or not lawfully made or obtained) to the Company and to delete confidential information from any reusable medium;
- to carry out such activities and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to

qualunque società del medesimo gruppo; informazioni relative alle relazioni o agli accordi ovvero la conoscenza delle richieste dei clienti della Società o di qualunque società del medesimo gruppo; dati relativi ai metodi commerciali, mezzi finanziari, prezzi o strategie di prezzo, marketing o piani o strategie di sviluppo; i dati relativi a qualunque offerta, vendita o presentazioni proposte o effettuate dalla Società o da altra società del medesimo gruppo; le informazioni personali relative a qualunque amministratore o dipendente della Società o delle società del medesimo gruppo; le informazioni divulgate alla Società o a qualunque società del medesimo gruppo da parte di terzi in via riservata; e qualunque informazione relativa alla Società, ad una società del medesimo gruppo o cliente che i medesimi ragionevolmente ritengano riservata. Le Informazioni Riservate non comprendono informazioni generalmente note o facilmente accessibili al pubblico, salvo che esse siano generalmente note o facilmente accessibili al pubblico in ragione di una violazione degli obblighi del Dirigente.

Tutti i documenti contenenti o relativi ad Informazioni Riservate che siano sotto il controllo o in possesso del Dirigente sono e restano in ogni momento proprietà esclusiva della Società, ed il Dirigente si impegna, sia nel corso del proprio incarico sia in seguito, a:

- adoperarsi con la dovuta correttezza e diligenza al fine di impedire la pubblicazione, divulgazione o utilizzo non autorizzati delle Informazioni Riservate e di qualunque documenti contenente o relative alle stesse;
- inviare tutte le Informazioni Riservate (comprese le copie di tutti I documenti legittimamente o illegittimamente effettuate o ottenute) alla Società e cancellare le Informazioni Riservate da qualunque supporto nuovamente utilizzabile;
- svolgere le attività e sottoscrivere i documenti, a spese della Società, che siano ragionevolmente necessari a dare esecuzione al presente

this clause and/or to provide evidence that it has been complied with. The Executive agrees that the restrictions set out in this clause 8 are without prejudice to any other duties of confidentiality owed to the Company, its parent, associated or subsidiary companies whether express or implied and shall continue to be in force after the termination of his employment.	articolo e/o a dare prova che sia stato osservato. Il Dirigente conviene che i vincoli previsti dal presente articolo 8 non pregiudicano qualsiasi altro obbligo di riservatezza dovuto nei confronti della Società, delle sue società controllanti, controllate o collegate, sia esso espresso ovvero implicito e che tali vincoli continueranno ad avere effetto a seguito della cessazione del proprio incarico.
9. COMPUTER, INTERNET AND E-MAIL SERVICES The use of the computers, devices, Internet and e-mail services provided by the Company is allowed only for business purposes and in relation to the Executive's job and in accordance with the Company's policy.	**9. COMPUTER, INTERNET E SERVIZI E-MAIL** L'utilizzo di computer, dispositive, Internet e servizi e-mail forniti dalla Società è consentito ai fini esclusivi dell'attività e in connessione all'incarico del Dirigente, oltre che in conformità alla policy della Società.
10. COMPANY BENEFITS The Executive will be assigned a company car or a car allowance in order to facilitate the performance of his work, in line with the Company Car Policy. The Company has implemented a Flexible Benefits program that allows the Executive to create his own benefits package based on his personal and family needs. The Executive will be assigned a budget for 2017 of 1,700 points (1 point = 1€). The Company reserves the right to modify the program following any changes in legislation that could occur in the coming years.	**10. BENEFIT AZIENDALI** Per agevolare l'adempimento della prestazione di lavoro, verrà assegnata al Dirigente una vettura di servizio oppure una car allowance, nell'ambito della policy prevista dalla Società. L'azienda ha inoltre attivato un programma di Flexible Benefit che prevede la possibilità di comporre il proprio pacchetto di benefit in funzione delle proprie esigenze personali e familiari. Al Dirigente sarà assegnato per il 2017 un budget di 1,700 punti (1 punto=1€) per accedere ad un paniere di servizi attraverso un portale on-line, La societa' si riserva di modificare il piano a seconda di eventuali modifiche legislative che potrebbero avvenire in anni successivi.
11. DATA PROTECTION The personal data given by the Executive will be processed solely in order to fulfil any obligations deriving from the contract and from the Law, such as, by way of example, in order to pay his salary, to	**11. PROTEZIONE DEI DATI PERSONALI** I dati personali forniti dal Dirigenti verranno trattati esclusivamente al fine di rispettare gli obblighi derivanti dal contratto e dalla Legge quali, a titolo esemplificativo, quelli inerenti al pagamento della

carry out any social security and insurance obligations as well as the obligations concerning prevention of accidents on the workplace.

The processing of Executive's data will be carried out by means of digital and paper archives and in order to guarantee the best safety and privacy, according to the above-mentioned Law and to the obligations connected thereto, as well as and according to the purposes and modalities illustrated in the present informative report.

For the purposes mentioned under this clause, supplying personal data is mandatory. The refusal to provide the Company with such data will result in the impossibility for the Company to fulfil any obligations deriving from the Law and from the contract with the further consequence of the impossibility to stipulate the contract. In addition, while the above-mentioned activities are being performed, any requests to cancel from Company's archives the data needed to comply with the obligations deriving from the contract and from the law, or any refusal to supply it, will result in the termination of the contract.

The Executive acknowledges that, pursuant to art. 24 of Legislative Decree no. 196/2003 his consent is not necessary in order to process the data given in order to fulfil the obligations set out under the law and the employment contract of which he is a party.

The personal data given will not be circulated.

The personal data of the Executive may be communicated to consultants and/or professionals with whom the Company operates, who in turn undertake the contractual obligation to guarantee an adequate processing of the personal data in relation to the performance of the activity carried out.

The processing operation could also involve personal information falling within the category of sensitive information: *i.e.*, information apt to reveal racial and ethnic origin, religious and philosophical beliefs, or beliefs of another kind, political opinions, memberships in parties, unions, associations or organizations of a religious, philosophical, political or

remunerazione, agli obblighi pensionistici e assicurativi e quelli concernenti la prevenzione di infortuni sul luogo di lavoro.

Il trattamento dei dati del Dirigente verrà svolto attraverso archivi cartacei e digitali e al fine di garantire la miglior sicurezza e privacy, ai sensi della Legge e degli obblighi connessi e ai sensi e per gli effetti degli scopi e modalità illustrate nella presente informativa.

Ai fini previsti ai sensi del paragrafo 1 della presente clausola, la fornitura dei dati personali è obbligatoria. Il rifiuto di fornire alla Società tali dati comporterà l'impossibilità per la Società di adempiere ai propri obblighi derivanti dalla Legge e dal contratto, con l'ulteriore impossibilità di stipula dello stesso. In aggiunta, mentre le sopracitate attività vengono svolte, qualsiasi richiesta di cancellazione dai registri della Società dei dati necessari al rispetto degli obblighi derivanti dal contratto e dalla Legge, o ogni rifiuto di fornire gli stessi, comporterà la risoluzione del contratto.

Il Dirigente riconosce che, ai sensi dell'art. 24 del Decreto Legislativo 196/2003, il suo consenso non è necessario al fine di processare i dati trasmessi al fine di rispettare gli obblighi previsti dalla legge e il contratto di lavoro di cui egli è parte.

I dati personali trasmessi non verranno circolati.

I dati personali del Dirigente potranno essere comunicati a consulenti e/o professionisti con i quali la Società collabori, i quali a loro volta si impegno a garantire un adeguato trattamento dei dati personali in relazione alle attività da essi svolte.

Le operazioni di trattamento possono anche riguardare informazioni personali qualificabili come dati sensibili: *i.e.*, informazioni atte a rilevare l'origine razziale e etnica, i propri convincimenti religiosi e filosofici o di altra natura, le opinioni politiche, l'appartenenza a partiti, sindacati, associazioni o organizzazioni di natura religiosa, filosofica, politica o sindacale, così come informazioni personali atte a

union-related character, as well as personal information apt to reveal one's state of health and sex life.

The processing to be carried out on said sensitive information, within the limits indicated in the general authorization of the Authority, for the sole purpose of carrying out the obligations deriving from this contract and the law-such as, but not limited to, payment of compensation, carrying out social security obligations, welfare obligations, insurance obligations and obligations pertaining to accident-prevention regulations, as well as for the purposes of any union deductions mentioned in Art. 26 of the Statute of Worker Rights and of the granting of union rights mentioned in Title III of the Statute of Worker Rights-shall be processed using computer media and paper archives, appropriate for ensuring maximum security and confidentiality in compliance with the above-mentioned legislation and associated obligations, and according to the purposes and procedures illustrated in this information report.

Health information may be processed by medical studies specializing in assessment of one's fitness for work pursuant to current legislation in matters of work-place hygiene and safety. In said case, the Employer shall not have access to said information, but only to the fitness-related assessments expressed by these medical studies based on said information.

The Executive, moreover, acknowledges that, pursuant to Art. 26, paragraph 4, letter d), of Legislative Decree no. 196/2003, his consent is not required for the processing of sensitive information transferred by his and required for fulfilment of the obligations deriving from the law, from a regulation or a European Community regulation pertaining to the handling of employment relationships, even in matters of work-place hygiene and safety and social security and welfare, within the limits of the general authorization of the Authority.

The Controller of Processing is the Company.

The personal information of the Executive shall be

rivelare il proprio stato di salute e orientamento sessuale.

Il trattamento di tali informazioni sensibili verrà effettuato, entro i limiti indicati nella autorizzazione generale dell'Autorità, al solo fine di rispettare (i) gli obblighi derivanti dal contratto e dalla legge quali, a tititolo meramente esemplificativo, il pagamento dei compensi, l'adempimento degli obblighi contributivi, assistenziali e assicurativi e degli obblighi inerenti alla prevenzione degli infortuni, così come quelli inerenti alle deduzioni sindacali di cui all'art. 26 dello Statuto dei Lavoratori e (ii) concedere i diritti sindacali previsti nel Titolo III dello Statuto dei Lavoratori, attraverso mezzi elettronici e cartacei, appropriati al fine di assicurare la massima sicurezza e confidenzialità nel rispetto degli obblighi legislativi sopramenzionati e ai sensi e per gli effetti delle procedure illustrate nella presente informativa.

Le informazioni sulla salute potranno essere trattate da studi medici specializzati nella valutazione dello stato di salute ai fini dell'impiego ai sensi della legislazione vigente in tema di igiene e sicurezza sui luoghi e di lavoro. In tali casi, il Datore di Lavoro non avrà accesso a tali informazioni, ma solo alle valutazioni sullo stato di salute espresse da tali studi medici.

Il Dirigente, inoltre, riconosce che, ai sensi dell'art. 26, comma 4, lettera d), del Decreto Legislativo 196/2003, il suo consenso non è richiesto per il trattamento delle informazioni sensibili da lui trasferite e richieste al fine del soddisfacimento degli obblighi derivanti dalla legge, da un regolamento della Comunità Europea relative al trattamento della relazioni di lavoro, anche con riferimento a tematiche di igiene e sicurezza sui luoghi di lavoro, alle prestazioni pensionistiche e assistenziali, entro i limiti dell'autorizzazione generale dell'Autorità.

Il Controllore del Trattamento è la Società.

Le informazioni personali del Dirigente verranno trattate non solo dal Controllore ma anche dal

processed not only by the Controller but also by the Manager, by the processors, by its collaborators and/or consultants, again for the purposes mentioned in paragraph 1 of this clause and subject to the appointment of the processors by the Controller, including specific instructions required for fulfilment of the legislation covering protection of personal information with particular reference to security-related aspects.	Responsabile, dall'incaricato, dai suoi collaboratori e consulenti, ai fini menzionati nel primo paragrafo della presente clausola e subordinatamente alla nomina dell'incaricato da parte del Controllore, che includerà le condizioni e istruzioni necessarie per il rispetto della legislazione in materia di protezione delle informazioni personali con particolare riferimento alle tematiche inerenti alla sicurezza.
The Executive may exercise his rights, at any time, towards the Controller of Processing pursuant to Art. 7 of Legislative Decree no. 196/2003.	Il Dirigente può esercitare i suoi diritti, in ogni momento, verso il Controllore del trattamento ai sensi dell'art. 7 del Decreto Legislativo 196/2003.
By signing this contract, the Executive, having acquired the information provided by the Controller of Processing, pursuant to Art. 13 of Legislative Decree no. 196/2003, acknowledges the information report above and hereby gives his consent to the processing of his personal information for the purposes indicated in the aforesaid information report.	Firmando il presente contratto, il Dirigente, avendo acquisito le informazioni fornite dal Controllore del Trattamento, ai sensi dell'art. 13 del Decreto Legislativo 196/2003, riconosce l'informativa fornita e rilascia il proprio consenso al trattamento delle sue informazioni personali ai fini indicati nell'informativa che precede.
12. COLLECTIVE AGREEMENT	**12. CONTRATTO COLLETTIVO**
For anything that is not provided for in this contract the rules of Italian Law and of the Collective Bargaining Agreement for Executives of the Industry Sector will be applicable.	Tutto quanto non espressamente disciplinato dal presente contratto, sarà regolato dalla legge italiana e dalle disposizioni del Contratto Collettivo Nazionale per i dirigenti di aziende del settore Industria.
Please return us a copy of this contract signed and dated by you to indicate your acceptance and also your approval of the clauses shown below.	Si prega di restituire copia firmata e datata del presente contratto, al fine di indicare l'accettazione e l'approvazione delle condizioni illustrate di seguito.
On behalf of Sorin Group Italia S.r.l.	Per conto di Sorin Group Italia S.r.l.
Gian Vincenzo D'Agostaro	Gian Vincenzo D'Agostaro

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I have read, understood and accepted the Terms and Conditions of Employment as stated and referred to in this employment contract relevant to my employment with the Company. Marco Dolci 22/03/2017	Dichiaro di aver letto, compreso e accettato i Termini e Condizioni di Lavoro stabilite e previste dal presente contratto di lavoro, relative al personale impiego preso la Società. Marco Dolci 22/03/2017
The parties declare they have read and understood all the clauses of the contract. For specific approval of the clauses: 1) Job description; 2) Place of work; 3) Duties of the Executive; 4) Remuneration; 5) Bonus and benefits; 6) Withdrawal; 7) Working time; 8) Confidentiality; 9) Computer, internet and e-mail services; 10) Company Benefits; 11) Data Protection; 12) Collective Agreement. Marco Dolci	Le parti dichiarano di aver letto e compreso tutte le disposizioni del contratto. Per l'approvazione specifica degli articoli: 1) Descrizione del lavoro; 2) Sede di lavoro; 3) Doveri del Dirigente; 4) Compensi; 5) Bonus; 6) Recesso; 7) Orario di lavoro; 8) Riservatezza; 9) Computer, internet e servizi e-mail; 10) Benefit Aziendali; 11) Protezione dei dati personali; 12) Contratto Collettivo; Marco Dolci